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                                                                    EXHIBIT 23.2




               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
                        ON FINANCIAL STATEMENT SCHEDULE



Board of Directors
America's Car-Mart, Inc.

   In connection with our audit of the consolidated financial statements of America's Car-Mart, Inc. referred to in our report dated June 21, 2002 (except the third paragraph of Note A as to which the date is July 17, 2002), which is included in this Annual Report on Form 10-K, we have also audited Schedule I as of and for the years ended April 30, 2002, 2001 and 2000. In our opinion, this schedule presents fairly, in all material respects, the information required to be set forth therein.




Grant Thornton LLP



Dallas, Texas
June 21, 2002